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                                                                   Exhibit 23.20


                                                                 Trevisan [LOGO]
                                                             The Global Solution



Consent of Independent Public Accountants


As Independent Public Accountants, we hereby consent to the use in this Amendment no. 2 to the Registration Statement on Form F-3 filed by Companhia Vale do Rio Doce (Registration No. 333-82136) of our report dated January 18th, 2000, except for the subject mentioned on the paragraph 3 that is dated on January 31st, 2002, relating to the financial statements of Nova Era Silicon S.A. for the years ended December 31, 1999 and 1998 which appears in such Registration Statement.




/s/ Luiz Claudio Fontes

Luiz Claudio Fontes
Accountant
CRC 1RJ032470/0-9 "T" PR "S" MG
Trevisan Auditores
Independentes
CRC 2 SP 013439/0-5 "S" MG

Belo Horizonte, Brazil, March 12, 2002